Exhibit 10.12

March 22, 2016

Mr. Art McLean
Mart Management, Inc.
P.O. Box 664
Derry, NH 03038

Regarding: Notice of Termination of Lease for 138B Sherrel Avenue, Jackson, Georgia Property

Dear Art,

Per our discussion, pursuant to Section 2 of the lease agreement, as amended, between American Power Group Corporation and Mart Management, Inc., please consider this formal notice of termination of the lease for the above referenced property located in Jackson, Georgia, effective immediately. We understand our obligation to continue to pay rent for the period specified in section 2 of the lease and our responsibilities pursuant to Section 3 of the lease, and will work cooperatively with Mart over the coming months to secure an acceptable new tenant for the property.

Please let me know of any questions.

Sincerely,
/s/ Charles E. Coppa
Chief Financial Officer